VALMONT INDUSTRIES, INC.                                            Exhibit 12.1
COMPUTATION OF RATIOS OF EARNINGS TO
FIXED CHARGES
(DOLLARS IN THOUSANDS)

                                              Fiscal    Fiscal year Fiscal year   Fiscal    Fiscal year Twenty-six  Twenty-six
                                            year ended     ended       ended    year ended     ended       weeks       weeks
                                             December     December   December    December     December   ended June  ended June
                                             25, 1999    30, 2000    29, 2001   28, 2002     27, 2003    28, 2003    26, 2004
                                            ----------- ----------- ----------- ----------- ----------- ----------- -----------
FIXED CHARGES, AS DEFINED

  Interest Expense                                8,052      17,396      17,080      11,722       9,897      5,316        6,465

  Capitalized interest                             --            84       --          --           --         --           --

  Interest component of noncancelable
       lease rent                                 2,952       3,767       3,593       3,421       3,067      1,534        1,823

                                            ----------- ----------- ----------- ----------- ----------- ----------- -----------
  Total fixed charges (A)                        11,004      21,247      20,673      15,143      12,964      6,850        8,288
                                            =========== =========== =========== =========== =========== =========== ===========

EARNINGS, AS DEFINED:

Pretax income before minority interest
and equity in nonconsolidated  subsidiaries      42,731      50,038      48,467      59,278      45,545     23,862       14,868

Fixed Charges - from above                       11,004      21,247      20,673      15,143      12,964      6,850        8,288
                                            ----------- ----------- ----------- ----------- ----------- ----------- -----------
  Total earnings and fixed charges (B)           53,735      71,285      69,140      74,421      58,509     30,712       23,156
                                            =========== =========== =========== =========== =========== =========== ===========

Ratio of earnings to fixed charges (B/A)            4.9         3.4         3.3         4.9         4.5        4.5          2.8